As filed with the Securities and Exchange Commission on March 1, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Tesla, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	91-2197729
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

Tesla, Inc. 2010 Equity Incentive Plan

(Full title of the plan)

Elon Musk

Chief Executive Officer

Tesla, Inc.

3500 Deer Creek Road

Palo Alto, California 94304

(650) 681-5000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini Mark B. Baudler Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Todd A. Maron M. Yun Huh Tesla, Inc. 3500 Deer Creek Road Palo Alto, California 94304 (650) 681-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share	4,599,870 (2)	$245.19 (3)	$1,127,842,126	$130,716.91

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2010 Equity Incentive Plan, as amended (2010 Plan) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents 4,599,870 additional shares of common stock available for issuance as a result of the annual evergreen increase for 2016 pursuant to the 2010 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s common stock on February 27, 2017, as reported on the Nasdaq Global Select Market.

EXPLANATORY NOTE

Registration of Additional Securities

2010 Equity Incentive Plan

The Tesla, Inc. 2010 Equity Incentive Plan, as amended (the 2010 Plan), includes an evergreen provision that provides that the total number of shares reserved for issuance under the 2010 Plan will be increased as of the first day of each fiscal year in an amount equal to the least of (i) 5,333,333 shares, (ii) four percent (4%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by our Board of Directors. On June 29, 2010, August 2, 2012, March 7, 2013, August 8, 2014 and February 24, 2016, we filed with the Securities and Exchange Commission Registration Statements on Form S-8, Registration Nos. 333-167874, 333-183033, 333-187113, 333-198002 and 333-209696, respectively (the Prior Registration Statements), relating to shares of our common stock reserved for issuance under the 2010 Plan. We are filing this Registration Statement on Form S-8 to register an additional 4,599,870 shares of our common stock under the 2010 Plan as a result of the evergreen increase for 2016 as determined by our Board of Directors.

2010 Employee Stock Purchase Plan

The Tesla, Inc. 2010 Employee Stock Purchase Plan, as amended (2010 ESPP), includes an evergreen provision that provides that the total number of shares reserved for issuance under the 2010 ESPP will be increased as of the first day of each fiscal year in an amount equal to the least of (i) 1,000,000 shares, (ii) one percent (1%) of the outstanding shares of common stock on such date, or (iii) an amount determined by our Board of Directors. We registered shares of our common stock reserved for issuance under the 2010 ESPP pursuant to the Prior Registration Statements, Registration Nos. 333-167874, 333-183033 and 333-187113. Our Board of Directors determined not to increase the number of shares reserved for issuance under the 2010 ESPP for 2016, and consequently no additional shares are being reserved for issuance under the 2010 ESPP pursuant to this Registration Statement on Form S-8.

In accordance with Instruction E of Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference in this Registration Statement on Form S-8.

PART I

The Registrant is not filing or including in this Registration Statement the information called for in Part I of Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Securities and Exchange Commission (SEC) allows the Registrant to “incorporate by reference” the information the Registrant files with the SEC, which means that the Registrant can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with (rather than furnished to) the SEC will update and supersede this information. The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 1, 2017;

(2)	All other reports filed by the Registrant with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the Exchange Act) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above; and

(3)	The description of the Registrant’s Common Stock contained in its registration statement on Form 8-A (File No. 001-34756) filed with the SEC on May 27, 2010, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, the Registrant is not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Specimen common stock certificate of Registrant (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 1, 2017)

4.2	2010 Equity Incentive Plan, as amended (which is incorporated herein by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 1, 2017)

4.3	Form of agreements under the 2010 Equity Incentive Plan, as amended (which are incorporated herein by reference to Exhibits 10.6 and 10.7 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 1, 2017)

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1*	Power of Attorney (contained on signature page hereto)

*	Filed herewith.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on March 1, 2017.

TESLA, INC.

By:	/s/ Jason Wheeler
Jason Wheeler Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Elon Musk and Todd Maron and each of them, as his true and lawful attorney in fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Elon Musk Elon Musk	Chief Executive Officer and Director (Principal Executive Officer)	March 1, 2017

/s/ Jason Wheeler Jason Wheeler	Chief Financial Officer (Principal Financial Officer)	March 1, 2017

/s/ Eric Branderiz Eric Branderiz	Chief Accounting Officer (Principal Accounting Officer)	March 1, 2017

/s/ Brad Buss Brad W. Buss	Director	March 1, 2017

/s/ Robyn Denholm Robyn Denholm	Director	March 1, 2017

/s/ Ira Ehrenpreis Ira Ehrenpreis	Director	March 1, 2017

/s/ Antonio J. Gracias Antonio J. Gracias	Director	March 1, 2017

/s/ Stephen T. Jurvetson Stephen T. Jurvetson	Director	March 1, 2017

/s/ Kimbal Musk Kimbal Musk	Director	March 1, 2017

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Specimen common stock certificate of Registrant (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 1, 2017)

4.2	2010 Equity Incentive Plan, as amended (which is incorporated herein by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 1, 2017)

4.3	Form of agreements under the 2010 Equity Incentive Plan, as amended (which are incorporated herein by reference to Exhibits 10.6 and 10.7 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 1, 2017)

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1*	Power of Attorney (contained on signature page hereto)

*	Filed herewith.